Exhibit 99.3
Fidelity National Information Services, Inc.

INSTRUCTIONS TO REGISTERED HOLDER AND/OR
BOOK-ENTRY TRANSFER FACILITY PARTICIPANT
FROM BENEFICIAL OWNER
Offers to Exchange

7.625% Senior Notes Due 2017
registered under the Securities Act
For a Like Principal Amount of 7.625% Senior Notes Due 2017
And
7.875% Senior Notes Due 2020
registered under the Securities Act
For a Like Principal Amount of 7.875% Senior Notes Due 2020

Pursuant to the Prospectus Dated          , 2010

THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          , 2010, UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Registered Holder and/or Participant of the Book-Entry Transfer Facility:

The undersigned hereby acknowledges receipt of the Prospectus dated [          ], 2010 of Fidelity National Information Services, Inc., a Georgia corporation (the “Issuer”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), which together constitute the Issuer’s offers to exchange (the “Exchange Offers”) (i) its new 7.625% Senior Notes due 2017 (the “2017 Exchange Notes”), the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding unregistered 7.625% Senior Notes due 2017 (the “2017 Original Notes”) and (ii) its new 7.875% Senior Notes due 2020 (the “2020 Exchange Notes,” and together with the 2017 Exchange Notes the “Exchange Notes”), the issuance of which has been registered under the Securities Act, for a like principal amount of its outstanding unregistered 7.875% Senior Notes due 2020 (the “2020 Original Notes,” and together with the 2017 Original Notes the “Original Notes”). This will instruct you, the registered holder and/or participant in the book-entry transfer facility, which is The Depository Trust Company, as to the action to be taken by you relating to the Exchange Offers with respect to the Original Notes held by you for the account of the undersigned.

The aggregate face amount of the Original Notes held by you for the account of the undersigned is (insert amount):

$      of the Issuer’s 7.625% Senior Notes due 2017, and/or

$      of the Issuer’s 7.875% Senior Notes due 2020.

With respect to the Exchange Offers, the undersigned hereby instructs you (check appropriate box or boxes):

☐	TO TENDER the following 2017 Original Notes held by you for the undersigned (insert principal amount of 2017 Original Notes to be tendered, if any, in a minimum amount of $2,000 or an integral multiple of $1,000 in excess thereof): $ of the Issuer’s 2017 Original Notes.

☐	TO TENDER the following 2020 Original Notes held by you for the undersigned (insert principal amount of 2020 Original Notes to be tendered, if any, in a minimum amount of $2,000 or an integral multiple of $1,000 in excess thereof): $ of the Issuer’s 2020 Original Notes.

☐	NOT TO TENDER any Original Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Original Notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner of Original Notes, including, but not limited to, the representations that (i) any Exchange Notes to be received in exchange for the Tendered Notes will have been acquired in the ordinary course of business of the undersigned, (ii) the undersigned is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of the Exchange Notes, (iii) the undersigned has no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, (iv) the undersigned is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Issuer and (iv) the undersigned is not acting on behalf of any person or entity who could not truthfully make the statements set forth in clauses (i), (ii), (iii) and (iv) above. If the undersigned is a broker-dealer, the undersigned (i) represents that it is participating in the Exchange Offers for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities, (ii) confirms that it has not entered into any arrangement or understanding with the issuer or an affiliate of the issuer to distribute the Exchange Notes and (iii) acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. However, by so acknowledging and so delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The undersigned acknowledges as follows: The Exchange Offers are being made based upon the Issuer’s understanding of existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the “Commission”) set forth in several “no-action” letters to third parties and unrelated to the Issuer and the Exchange Offers and, based on such interpretations, the Issuer believes that the Exchange Notes issued pursuant to the applicable Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than any such holder which is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes, provided further if a holder is a broker-dealer, the holder is participating in the applicable Exchange Offer for its own account in exchange for Original Notes that were acquired as a result of market-making or other trading activities and the holder must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Any holder who is an affiliate of the Issuer, who does not acquire the Exchange Notes in the ordinary course of business, who intends to participate in the applicable Exchange Offer for the purpose of distributing the Exchange Notes or is a broker-dealer who purchased the Original Notes directly from the Issuer (i) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned “no-action” letters, (ii) will not be able to tender its Original Notes in the applicable Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer transaction unless such sale or transfer is made pursuant to an exemption from such requirements. The undersigned acknowledges that the Issuer has not sought or received its own “no-action” letter with respect to the Exchange Offers and the related transactions, and that there can be no assurance that the staff of the Commission will make a determination in the case of the Exchange Offers and such transactions that is similar to its determinations in the above-mentioned “no-action” letters. The undersigned further acknowledges that the Issuer may rely upon each of the foregoing representations and covenants for purposes of the Exchange Offers.

SIGN HERE

Name of Beneficial Owner(s):

Signature(s):

Capacity:

Series and Principal Amount of Original Notes Tendered:

Address:

Area Code and Telephone Number:

Taxpayer Identification Number or Social Security Number:

Date:

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